Exhibit 3.1

CERTIFICATE OF MERGER

FOR THE MERGER OF

HUDSON CaPITAL MERGER SUB I INC.

WITH AND INTO
FREIGHT APP, INC.

February 14, 2022

Pursuant to Title 8, Section 251(c) of the

General Corporation Law of the State of Delaware (“DGCL”)

Freight App, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Hudson Capital Merger Sub I Inc., a Delaware corporation (“Merging Corporation”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST: The Company is incorporated pursuant to the DGCL. The Merging Corporation is incorporated pursuant to the DGCL. The Company and the Merging Corporation are the constituent corporations in the Merger.

SECOND: A Merger Agreement, dated December 13, 2021, has been approved, adopted, executed and acknowledged by each of the Company and Merging Corporation in accordance with the provisions of Title 8 Section 251(c) of the DGCL.

THIRD: Upon the effectiveness of this Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated, in the form attached to this Certificate of Merger as Exhibit A, which shall constitute the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

FOURTH: The executed Merger Agreement is on file at 85 Broad Street, New York, NY 10004, the principal place of business of the Surviving Corporation.

FIFTH: A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

SIXTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, on the 14th day of February, 2022.

fREIGHT APP, INC.

By:	/s/ Javier Selgas
Name:	Javier Selgas
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

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EXHIBIT A

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

fREIGHT APP, INC.

FIRST: The name of the corporation is Freight App, Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Cogency Global Inc., 850 New Burton Road, Suite 201 in the City of Dover, in the County of Kent, Delaware 19904. The name of its Registered Agent at such address is Cogency Global Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: The election of directors need not be by written ballot unless the bylaws so provide.

SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

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NINTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a directors personal liability for any act or omission occurring prior to such modification or repeal.

TENTH: No stockholder or former stockholder, in such capacity (“plaintiff”), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation (“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff’s counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff’s counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article and the agreement required hereby have been complied with.

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